UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2010

U.S. Aerospace, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-09459	06-1034587
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9831 Romandel Ave.
Santa Fe Springs, California 90670
(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 906-8455

(Former name or former address, if changed since last report.)

Item 1.01  Entry into a Material Definitive Agreement

On July 1, 2010, we entered into a Strategic Cooperation Agreement with Antonov Company, a state-owned Ukraine company, providing for:

•	Participation in the KC-X Tanker Modernization Program for the U.S. Air Force

•	Bidding for projects to the U.S. Department of Defense, U.S. Air Force, and licensed U.S. defense contractors

•	Sale of Antonov aircraft, products and services in the United States

Under the terms of the agreement, Antonov will be responsible for design, construction and manufacture of aircraft.  We will be responsible for coordinating the bidding process, negotiating and contracting with customers, and coordinating with defense sub-contractors for specialized systems.

The agreement provides that it will be interpreted in full compliance with all applicable laws, including ITAR, and would be subject to termination if no contracts were awarded on any of the projects within five years.  We also entered into a Confidentiality Agreement.

Item 2.01  Completion of Acquisition or Disposition of Assets

On July 1, 2010, we entered into an Agreement and Plan of Merger, pursuant to which we agreed to issue to American Defense Invesments, LLC and TUSA Acquisition Corporation an aggregate of 653,516 shares of Series E Convertible Preferred Stock, each of which is convertible into 100 shares of our common stock, and votes together with the common stock as a single class on an as-converted basis, to acquire their company and its relationships with Antonov and associated goodwill.  Additionally, the Preferred stock has non-dilution protection for subsequent issuances of common stock, including any conversation of currently outstanding warrants and convertible debt.

Item 3.02  Unregistered Sales of Equity Securities

On July 1, 2010, we agreed to issue shares of preferred stock as described in Item 2.01 above.  The issuance was exempt from registration as a transaction by an issuer not involving any public offering.

Item 5.01  Changes in Control of Registrant

On July 1, 2010, as described in Item 2.01 above, we agreed to issue American Defense Investments, LLC 1,307,032 shares of preferred stock, representing approximately 60% of our voting securities.

Item 8.01  Other Events

On July 1, 2010, we advised the U.S. Department of Defense and the U.S. Air Force that, in joint cooperation with Antonov, we intend to bid in response to the Request for Proposal from the U.S. Air Force for the KC-X Tanker Modernization Program.

We anticipate bidding three models of aircraft, the AN-124-KC, AN-122-KC and AN-112-KC.  The airframes will be built by Antonov in Ukraine, with final assembly in the United States.  We believe that we will be able to offer a superior aircaft at a significantly lower price than other potential bidders.

We undertake no obligation to update any information or forward looking statements except to the extent required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. AEROSPACE, INC.

Date: July 2, 2010	By:	/s/ DAVID DUQUETTE
David Duquette
Chief Executive Officer